Exhibit 10.1
October 17, 2005
Ms. Lynn Reedy
Dear Lynn:
              This letter sets forth the substance of the separation agreement (the “Separation Agreement”) that eBay (the “Company”) is offering to aid you with your employment transition.
1.           SEPARATION. Your last day of active employment with the Company is anticipated to be May 31, 2006 (the “Separation Date”). You will continue to perform your current duties through October 31, 2005. On that date you will resign as an executive officer of the Company and will no longer be considered to be an “executive officer” of the Company under applicable SEC regulations. You will then take your sabbatical through the month of November. From December 1, 2005 through the Separation Date (the “Transition Period”), Maynard Webb (or, if he is no longer employed by the Company, Michael Jacobson) will assign you duties to perform, which may include, but not be limited to, transitioning your current job responsibilities. The Company will pay you all accrued salary, subject to standard payroll deductions and withholdings, earned through the Separation Date. You will also be paid all accrued and unused vacation time earned through the Separation Date, subject to standard payroll deductions and withholdings.
2.           SEVERANCE. Although the Company has no policy or procedure requiring payment of any severance benefits, the Company will make a severance payment to you in the form of a lump sum payment in the amount of $95,000, which is equivalent to three months of base pay, subject to standard deductions and withholdings and less any sums owing the Company. You will receive this payment after the Separation Date and after the eighth day following the re-execution of this Agreement.
3.           ADDITIONAL COMPENSATION. So long as you remain actively employed during the applicable quarter(s) and are otherwise eligible under the program, you will receive the quarterly eBay Incentive Plan (eIP) bonus for Q4 2005 and Q1 2006, if any, calculated for you at an individual rating of 100. Payment of such compensation will be paid out in accordance with the standard plan schedule and will be subject to standard payroll deductions and withholdings.
4.           STOCK OPTIONS. Subject to your re-execution of this agreement as of the Separation Date and the passage of the period of time that you may revoke this contract thereafter (as referenced in Section 18 below) without any such revocation, and the terms of your stock option grant(s), on the Separation Date you will receive additional (accelerated) vesting of your stock options for three (3) months. Except for this acceleration and that described in Section 7 below, your vesting will cease on the Separation Date and you will have ninety (90) days or three (3) months (depending on your option agreement) from that date to exercise any vested options.
5.           HEALTH INSURANCE. As provided by the federal COBRA law and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance following the Separation Date and, later, to convert to an individual policy. You will be provided with a separate notice of your COBRA rights. You are entitled to COBRA insurance whether or not you sign this Agreement. If you elect continued coverage under COBRA, the Company will pay your COBRA premiums for three (3) months after the Separation Date as part of this Agreement. The Company’s obligation to make these payments will cease immediately if you become eligible for other health insurance benefits at the expense of another employer. You agree to immediately provide the Company written notice of the availability of health insurance within that time period. Although you are entitled to COBRA insurance whether or not you sign this Agreement, if you want the Company to pay your COBRA premium(s) for the above-referenced time period, you must sign this Agreement.
6.           NON-COMPETITION. (a) During the period beginning on the Separation Date and ending on the second anniversary of the Separation Date (the “Restricted Period”), you will not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, stockholder, Affiliate, promoter, manager, partner, principal, agent, representative, advisor (whether paid or not) or consultant of, for or to, any of the businesses on our previously agreed list (and any of their subsidiaries or divisions; each, a “Restricted Business”).
(b) Notwithstanding the provisions of Section 6(a), you will not be deemed to be in contravention of the provisions of Section 6(a): if you own shares as a passive investor in a Restricted Business, provided that: (A) such shares are actively traded on an established national securities market in the United States; and (B) the number of shares of such entity’s capital stock that are owned beneficially (directly or indirectly) by you collectively represent less than one percent (1%) of the total number of shares of such entity’s capital stock outstanding.
7.           ADDITIONAL CONSIDERATION. As consideration for the non-compete agreement contained in Section 6 above, subject to the terms of your options, you will receive as an additional benefit an additional two (2) months acceleration of vesting of your options as of the Separation Date and an additional $63,333, which is the equivalent of two months base salary.
8.           OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Separation Agreement, you will not receive nor are you entitled to receive any additional compensation, severance or benefits after the Separation Date. You recognize and agree that your employment relationship with the Company is permanently and irrevocably severed and the Company has no obligation, contractual or otherwise, to hire, re-hire or re-employ you in the future.
9.           “AT-WILL” EMPLOYMENT. Your employment at all times, including during the Transition Period, remains “at-will” and nothing in this Agreement shall be construed as altering the at-will relationship. Either you or the Company may terminate your employment at any time, with or without cause or advanced notice. If, however, the Company terminates your employment prior to the Separation Date for reasons other than Cause (as defined herein), the Company will pay you the balance of your salary through the Separation Date at your then-current rate and make the additional payments called for by Sections 2-4 above, and will provide COBRA sponsorship pursuant to Section 5 above, unless you are or become eligible for other health insurance benefits at the expense of another employer. For purposes hereof, termination for “Cause” shall mean termination upon the occurrence of any one of the following: (i) your willful failure to substantially perform your assigned duties, which failure continues after written notice to you, other than failure resulting from your death or incapacity due to physical or mental illness or impairment; (ii) a willful act by you that constitutes misconduct and that is injurious to eBay or any of its affiliates or subsidiaries (collectively, the “Companies”); (iii) a breach by you of a material provision of this Agreement; (iv) a material violation by you of any law or regulation relating to the business of any of the Companies; or (v) a breach by you of your fiduciary duty, if any, to any of the Companies. In the event of early termination (by either you or the Company for any reason), your stock options will cease vesting as of the date thereof, and you will have 90 days or three months from that date (depending on your option agreement) to exercise any vested options.
10.          EXPENSE REIMBURSEMENTS. Within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting any and all authorized business expenses you incurred through the Separation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.
11.          RETURN OF COMPANY PROPERTY. By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property and materials in your possession, or your control, including, but not limited to, Company files, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof).
12.          PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Information and Inventions Agreement (a copy of which is attached hereto as Exhibit A), which include but are not limited to the obligation to refrain from any unauthorized use or disclosure of any confidential or proprietary information of the Company.
13.          CONFIDENTIALITY. To the extent not publicly disclosed pursuant to SEC regulations, the provisions of this Separation Agreement will be held in strictest confidence by you and by us and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you and we may disclose this Agreement in confidence to your or our attorneys, accountants, auditors, tax preparers, financial advisors and other agents; and (c) you or we may disclose this Separation Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
14.          NONDISPARAGEMENT. You agree not to disparage the Company, the Company’s officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. We will similarly not disparage you in any manner likely to be harmful to you or your reputation.
15.          RELEASE OF CLAIMS. In consideration for the payments and other promises and undertakings contained in this Separation Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Separation Agreement, and your rights under your indemnification agreement with the Company and the Company’s Directors’ and Officers’ Insurance policies, all of which rights shall continue following the Separation Date, you release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which you assert or could assert against the Company at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation or other time off pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; any and all causes of action, including but not limited to actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, including, but not limited to, the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws.
16.          RELEASE OF UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company.
17.          MISCELLANEOUS. This Separation Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, prior agreements and communications, whether oral or written, as to the specific subjects of this letter by and between you and the Company. This Separation Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Separation Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Separation Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation Agreement and the provision in question will be modified by the court so as to be rendered enforceable. No waiver by the Company of any right under this Separation Agreement shall be construed as a waiver of any other right, nor shall any waiver by the Company of any breach of this Separation Agreement be a waiver of any preceding or succeeding breach. This Separation Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
18.          I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT (OWBPA), THAT: (a) MY WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATES OF THIS AGREEMENT; (b) I HAVE BEEN ADVISED HEREBY THAT I HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (c) I HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH I MAY CHOOSE TO VOLUNTARILY EXECUTE THIS AGREEMENT EARLIER); (d) I HAVE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT TO REVOKE THE AGREEMENT; AND (e) THIS AGREEMENT WILL NOT BE EFECTIVE UNTIL THE DATE UPON WHICH THE RESPECTIVE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED AND, WITH RESPECT TO SECTIONS 2,4,8, AND 11-19 SUBSEQUENTLY RE-EXECUTED BY ME, PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE.
              Upon acceptance of this Separation Agreement, please sign below within the timeframe specified above and return the executed original to me. Upon your signature below, this will become our binding agreement with respect to your separation from the Company and its terms merging and superceding in their entirety all other or prior agreements and communications, whether written or oral, by you and eBay as to the specific subjects of this Agreement.

eBay Inc.
By:	/s/ Michael R. Jacobson

I UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS. I AM SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE BENEFITS DESCRIBED ABOVE:

/s/ Lynn M. Reedy	Date:	10/18/05

EMPLOYEE NAME
Please re-execute below on your Separation Date.
I HAVE READ AND AGREE TO THE FOREGOING RELEASE OF CLAIMS AS OF THE DATE SET FORTH BELOW:

Date:

EMPLOYEE NAME

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